FINANCIAL PRODUCTS TERM SHEET K2156	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Russell 2000® Index due August 24, 2027

Term Sheet to Preliminary Pricing Supplement No. K2156 dated August 17, 2022

Summary of Terms	Summary of Terms (continued)

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent:	Wells Fargo Securities, LLC
Market Measure:	Russell 2000® Index (the “Index”)
Pricing Date*:	August 19, 2022
Issue Date*:	August 24, 2022
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the face amount plus the call premium applicable to that call date.

Call Dates* and Call	Call Date	Call Premium†
Premiums:	August 24, 2023	At least 10.20% of the face amount
	February 26, 2024	At least 15.30% of the face amount
	August 26, 2024	At least 20.40% of the face amount
	February 24, 2025	At least 25.50% of the face amount
	August 25, 2025	At least 30.60% of the face amount
	February 24, 2026	At least 35.70% of the face amount
	August 24, 2026	At least 40.80% of the face amount
	February 24, 2027	At least 45.90% of the face amount
	August 17, 2027 (the “final calculation day”)	At least 51.00% of the face amount
† to be determined on the pricing date.
Maturity Payment Amount (per security):

If the securities are not automatically called, the “maturity payment amount” will equal:

 •   if the ending level is less than the starting level but greater than or equal to the threshold level:

$1,000; or

 •    if the ending level is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

Stated Maturity Date*:	August 24, 2027
Call Settlement Date*:	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date).
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the final calculation day
Index Return:	(ending level – starting level) / starting level
Threshold Level:	90% of the starting level
Buffer Amount:	10%
Calculation Agent:	Credit Suisse International
Denominations:	$1,000 and any integral multiple of $1,000

* subject to change

Fees:	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $28.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $5.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP:	22553QH67
Material Tax Consequences:	See the preliminary pricing supplement

Hypothetical Payout Profile**

**assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

Credit Suisse currently estimates the value of each $1,000 face amount of the securities on the pricing date will be between $940.00 and $970.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1053092/
000095010322014117/dp178715_424b2-k2156.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•      If The Securities Are Not Automatically Called, You May Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.

•      The Securities Are Subject To The Credit Risk Of Credit Suisse.

•      No Periodic Interest Will Be Paid On The Securities.

•      Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•      The Potential Return On The Securities Is Limited To The Call Premium.

•      The Starting Level May Be Determined On A Date Later Than The Pricing Date.

•      More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Los

•      The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

•      A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

•      The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Index

•      Investing In The Securities Is Not The Same As Investing In The Index.

•      Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•      Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On the Securities.

•      We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•      We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•      The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies.

•      Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•      Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•      Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•      Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•      Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•      The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•      If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our "Secondary Market Credit Spreads"), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•     The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated August 15, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. WF–I dated July 27, 2022 and Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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